Exhibit 5.1

                                             D: +1 212 225 2704

                                             abrenneman@cgsh.com

March 8, 2021

Angel Pond Holdings Corporation

950 Third Avenue, 25th Floor

New York, New York 10022

Ladies and Gentlemen:

We have acted as special United States counsel to Angel Pond Holdings Corporation, a Cayman Islands exempted company (the “Company”), in connection with the preparation of a registration statement on Form S-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration of the offering and sale by the Company of 34,500,000 units (the “Units”) (including up to 4,500,000 additional Units to be sold by the Company upon the exercise of the underwriters’ option to purchase additional Units). Each Unit has an offering price of $10.00 and is comprised of (a) one Class A ordinary share of the Company, par value $0.0001 per share (the “Shares”) and (b) one-third of one warrant (a “Warrant”), each whole Warrant entitling the holder to purchase one Ordinary Share, at a price of $11.50 per Share, to be issued under a warrant agreement (the “Warrant Agreement”) to be entered into between the Company and Continental Stock Transfer & Trust Company, as warrant agent.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	the Registration Statement;

(b)	the form of Unit certificate, included as Exhibit 4.1 to the Registration Statement;

(c)	the form of Warrant certificate, included as Exhibit 4.3 to the Registration Statement;

Cleary Gottlieb Steen & Hamilton LLP or an affiliated entity has an office in each of the cities listed above.

(d)	the form of Warrant Agreement, included as Exhibit 4.4 to the Registration Statement; and

(e)

the form of underwriting agreement between the Company and Goldman Sachs (Asia) L.L.C. and J.P. Morgan Securities LLC, as representatives of the several underwriters named therein, included as Exhibit 1.1 to the Registration Statement (the “Underwriting Agreement”).

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Units and the Warrants conform to the specimen thereof that we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that:

1. When the Units have been delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, the Units will be the valid, binding and enforceable obligations of the Company in accordance with their terms under the law of the State of New York.

2. When the Units have been delivered to and paid for by the underwriters in accordance with the terms of the Underwriting Agreement, the Warrants included in such Units will be the valid, binding and enforceable obligations of the Company in accordance with their terms under the law of the State of New York.

Insofar as the foregoing opinions relate to the validity, binding effect or enforceability of any agreement or obligation of the Company, (a) we have assumed that the Company and each other party to such agreement or obligation will satisfy those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the law of the State of New York that in our experience normally would be applicable to general business entities with respect to such agreement or obligation), (b) such opinions are subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity and (c) such opinions are subject to the effect of judicial application of foreign laws or foreign governmental actions affecting creditors’ rights.

The foregoing opinions are limited to the law of the State of New York.

We hereby consent to the use of our name in the Registration Statement under the heading “Legal Matters” in the Registration Statement as counsel for the Company and to the filing of this opinion letter as Exhibit 5.1 to the Company’s Registration Statement on Form S-1 dated March 8, 2021. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Adam Brenneman
Adam Brenneman, a Partner